Execution Version

Exhibit 10.31

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 240.24b-2

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of November 23, 2016 and is entered into by and among Sorrento Therapeutics, Inc., a Delaware corporation (“Parent”), Concortis Biosystems, Corp., a Delaware corporation, Ark Animal Health, Inc., a Delaware corporation, TNK Therapeutics, Inc., a Delaware corporation, Sorrento Biologics, Inc., a Delaware corporation, Scintilla Pharmaceuticals, Inc., a Delaware corporation, LA Cell, Inc., a Delaware corporation, SiniWest Holding Corp., a Delaware corporation, Levena Biopharma US, Inc., a Delaware corporation, Sorrento BioServices, Inc., a Delaware corporation, Scilex Pharmaceuticals Inc., a Delaware corporation, and each of their Qualified Subsidiaries (together with “Parent”, hereinafter collectively referred to as the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”) and HERCULES CAPITAL, INC., formerly known as Hercules Technology Growth Capital, Inc., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lender (in such capacity, the “Agent”).

RECITALS

A.	Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of Fifty Million Dollars ($50,000,000) (the “Tranche I Term Loan”);
B.

Subject to and conditioned, among other conditions as provided herein, on Borrower’s achievement on or before September 30, 2017 of the Fundraising Milestone and the Corporate Milestone (together, the “Milestones”), Lender will make available to Borrower loans in the principal amount of up to Ten Million Dollars ($10,000,000) (each a “Tranche II Term Loan” and collectively, “Tranche II Term Loans”, and such amount, the “Maximum Tranche II Term Loan Amount”);

C.

Subject to and conditioned, among other conditions as provided herein, on Borrower’s receipt on or before June 30, 2018 of the Committee Approval, Lender may make available to Borrower loans in the principal amount of up to Fifteen Million Dollars ($15,000,000) (each a “Tranche III Term Loan” and collectively, “Tranche III Term Loans”, and such amount, the “Maximum Tranche III Term Loan Amount”); and

D.

Lender (i) is willing to make the Tranche I Term Loan on the terms and conditions set forth in this Agreement; (ii) is willing to make the Tranche II Term Loan subject to and conditioned on Borrower’s achievement, among other conditions as provided herein, of the Milestones; and (iii) is willing to make the Tranche III Term Loan subject to and conditioned, among other conditions as provided herein, on Borrower’s receipt of the Committee Approval.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and Lender agree as follows:

SECTION 1.  DEFINITIONS AND RULES OF CONSTRUCTION

1.1Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“2016 PIPE Notes Receivable” means the Secured Notes (as defined in the Parent’s form 10-Q for the quarterly period ending September 30, 2016).

“2016 Year-End Fundraising Requirement” means Borrower’s receipt after […***…] and prior to […***…], of at least […***…] of unrestricted (including not subject to any clawback, redemption, escrow or similar contractual restriction, but excluding any restriction in favor of Agent) net cash proceeds from [(…***…].

“2017 Q1 Fundraising Requirement” means Borrower’s receipt after […***…] and prior to […***…], of at least […***…] of unrestricted (including not subject to any clawback, redemption, escrow or similar contractual restriction, but excluding any restriction in favor of Agent) net cash proceeds (inclusive of any amounts received from the 2016 Year-End Fundraising Requirement) from [(…***…].

“Account Control Agreement(s)” means any agreement entered into by and among Agent, Borrower and a third party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and pursuant to which Agent obtains “control” (as such term is defined in the UCC) over the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H, which account numbers shall be redacted for security purposes if and when filed publicly by Parent.

“Advance” means any Term Loan Advance(s) made pursuant to this Agreement.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Parent to Agent in substantially the form of Exhibit A, which request may omit account numbers for security purposes if and when filed publicly by Parent.

*Confidential Treatment Requested

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote fifteen percent (15%) or more of the outstanding voting securities of another Person or (c) any Person fifteen percent (15%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities.  As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” has the meaning given to it in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Amortization Date” means July 1, 2018; provided however, if the Interest Only Extension Conditions are satisfied prior to July 1, 2018, then the Amortization Date shall mean January 1, 2019.

“Assignee” has the meaning given to it in Section 11.13.

“Borrower” has the meaning given to it in the preamble to this Agreement.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Capital Expenditures” means all expenditures (by the expenditure of cash or the incurrence of Indebtedness) during the measuring period of Parent and its consolidated Subsidiaries for any fixed asset or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP, plus deposits made during the measuring period in connection with fixed assets (less deposits of a prior period included above).

“Cash” means all cash, cash equivalents and liquid funds.

“Celularity” means Celularity, Inc., a Delaware corporation.

“Change in Control” means, with respect to any Person described in the definition of “Change in Control Percentage,”  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the 1934 Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the 1934 Act) of more than the applicable Change of Control Percentage of the equity interests of such Person entitled to vote for members of such Person’s Board of Directors on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Change in Control Percentage” means:

(a) with respect to any Borrower and any Subsidiary (other than LA Cell), fifty percent (50%),

(b) with respect to LA Cell (i) forty-seven percent 47% (provided that any transaction that would lead to a Change in Control of LA Cell shall be subject to Agent’s consent (not to be unreasonably withheld or delayed) as long as LA Cell remains a co-Borrower under this Agreement) and (ii) the ability, by contract or other voting arrangement, to control the management and operations of LA Cell,

(c) with respect to each of the entities set forth on Schedule 1.1B hereto, the percentage owned on the Closing Date by the applicable Person, and

(d) with respect to any equity interests in other entities held by any Borrower or any Subsidiary at any time after the Closing Date, the applicable percentage so acquired.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Closing Facility Charge” means Eight Hundred Ten Thousand Dollars ($810,000).

“Collateral” means the property described in Section 3.

“Committee Approval” has the meaning given to it in Section 2.2.

“Common Stock” means the Common Stock, $0.0001 par value per share, of Parent.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Corporate Milestone” means […***…].

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Due Diligence Fee” means Fifty Five Thousand Dollars ($55,000), which fee is due to Lender on or prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“Eligible Foreign Subsidiary” means any Foreign Subsidiary whose execution of a Joinder Agreement would not result in a material adverse tax consequence to Borrower.

“End of Term Amount” means five and one half percent (5.50%) of all Term Loan Advances.

“Equity Event” means, with respect to a Person, any sale or issuance of such Person’s securities for financing purposes (whether in a private placement, registered offering or otherwise).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning given to it in Section 9.

*Confidential Treatment Requested

“Excluded Accounts” means (a) any Deposit Account of Borrower that is used by such Borrower solely as a payroll account for the employees of Borrower or its Subsidiaries or the funds in such Deposit Account consist solely of funds held by Borrower in trust for any director, officer or employee of Borrower or any employee benefit plan maintained by Borrower or funds representing deferred compensation for the directors and employees of Borrower, collectively not to exceed the amount to be paid in the ordinary course of business in the then-next payroll cycle (b) escrow accounts, Deposit Accounts and trust accounts, in each case holding assets that are pledged or otherwise encumbered pursuant to clauses (vi) or (xv) of Permitted Liens; (c) Deposit Accounts and accounts holding Investment Property held in jurisdictions outside the United States in an aggregate amount not to exceed Fifteen Million Dollars ($15,000,000) at any time; (d) accounts used to cover import or export duties, value added taxes, duty bonds or similar payments, provided the value of such accounts in this subclause (d) shall not exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year; and (e) until February 23, 2017, those accounts numbered XXXX465849, XXXX465864, XXXX469189 maintained by Scilex Pharmaceuticals Inc. at Wells Fargo Bank in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time.

“Financial Statements” has the meaning given to it in Section 7.1.

“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized under the laws of any state or other jurisdiction within the United States of America.

“Fundraising Milestone” means Borrower’s receipt after […***…] and prior to […***…], of at least […***…] of unrestricted (including not subject to any clawback, redemption, escrow or similar contractual restriction, but excluding any restriction in favor of Agent) net cash proceeds from […***…].  For the avoidance of doubt, unrestricted (including not subject to any clawback, redemption, escrow or similar contractual restriction, but excluding any restriction in favor of Agent) net cash proceeds received from […***…] and, without duplication, any amounts received under […***…] and […***…] shall be included in the calculation of the Fundraising Milestone.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

*Confidential Treatment Requested

“Intellectual Property” means all of Borrower’s Copyrights, Trademarks, Patents, Licenses, trade secrets and inventions, mask works, Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Only Extension Conditions” shall mean satisfaction of each of the following events:  (a) no default or Event of Default shall have occurred; and (b) Borrower shall have drawn the Tranche II Term Loan Advance in its entirety.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Joinder Agreements” means for each Qualified Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“Liabilities” has the meaning given to it in Section 6.3.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advance(s) made under this Agreement.

“Loan Documents” means this Agreement, the Pledge Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrant and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Parent and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Maximum Rate” has the meaning given to it in Section 2.3.

“Maximum Term Loan Amount” means Seventy Five Million Dollars ($75,000,000).

“Maximum Tranche II Term Loan Amount” has the meaning given to it in the Recitals.

“Maximum Tranche III Term Loan Amount” has the meaning given to it in the Recitals.

“Milestones” has the meaning given to it in the Recitals.

“Note” means any Term Note(s).

“Parent” has the meaning given to it in the preamble to this Agreement.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.

“Permitted Acquisition” means any acquisition (including by way of merger) by Borrower of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or capital stock of another Person, in each case located entirely within the United States of America, which is conducted in accordance with the following requirements:

(a)        such acquisition is of a business or Person engaged in a line of business related to that of the Borrower or its Subsidiaries;

(b)        if such acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Subsidiary of Borrower or of a Subsidiary and the Borrower shall comply, or cause such Subsidiary to comply, with 7.13 hereof or (ii) such Person shall be merged with and into Borrower (with the Borrower being the surviving entity);

(c)        if such acquisition is structured as the acquisition of assets, such assets shall be acquired by Borrower;

(d)        the Borrower shall have delivered to Lender not less than fifteen (15) nor more than forty five (45) days prior to the date of such acquisition, notice of such acquisition together with pro forma projected financial information, copies of all material documents relating to such acquisition, and historical financial statements for such acquired entity, division or line of business, in each case in form and substance satisfactory to Lender and demonstrating compliance with the covenants set forth in Section 7 hereof on a pro forma basis as if the acquisition occurred on the first day of the most recent measurement period;

(e)        both immediately before and after such acquisition no default or Event of Default shall have occurred and be continuing;

(f)        if such acquisition occurs from the Closing Date through December 31, 2016, the terms of such acquisition (including pricing) match the terms set forth in the applicable term sheets listed in Schedule 1D[…***…]; and

(g)        the sum of the purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by Borrower with respect thereto, including the amount of Permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, is subject, shall not be greater than (i) with respect to any acquisition occurring from the Closing Date through December 31, 2016, the amount set forth in the applicable term sheet listed in Schedule 1D for any single acquisition or group of related acquisitions or (ii) on and after January 1, 2017, $10,000,000 in the aggregate for all acquisitions during any fiscal year.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to One Million Dollars ($1,000,000) in the aggregate outstanding at any time secured by a Lien described in clause (viii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit and cash management services (including credit cards, debit cards and other similar instruments) that are secured by Cash and issued on behalf of Borrower or a Subsidiary thereof in an amount not to exceed Two Million Dollars ($2,000,000) in the aggregate at any time outstanding; (viii) other Indebtedness in an amount not to exceed One Million Dollars ($1,000,000) at any time outstanding; (ix) intercompany Indebtedness that constitutes a Permitted Investment; (x) up to One Million Dollars ($1,000,000) in the aggregate in repayment obligations of Borrower under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks to Borrower arising from fluctuations in currency values or interest rates entered into in the ordinary course of business and not for speculative purposes; (xi) Indebtedness secured by a Lien described in clause (xii) of the defined term Permitted Liens; (xii) Indebtedness consisting solely of fees, royalties, advances for research and development activities, and other amounts paid by third parties to Borrower, in each case in the ordinary course of Borrower’s business and which, by the express terms of the applicable agreement, license, contract or other instrument to which they relate, are payable in advance, and with respect to the payment of which Borrower may have contingent liabilities; (xiii) Indebtedness consisting solely of pre-paid fees, royalties, advances for research and development activities, and other amounts payable by or obligations of Borrower to third parties, in each case in the ordinary course of Borrower’s business, under in-bound and out-bound licenses of Intellectual Property used to improve Borrower’s product portfolio and competitive position; (xiv) (a) guarantees of a Borrower of Indebtedness of another Borrower not to exceed the principal amount of such Indebtedness, (b) unsecured guarantees by

*Confidential Treatment Requested

a Borrower of Indebtedness of a Subsidiary that is not a Borrower; provided that the aggregate outstanding principal amount of such Indebtedness does not exceed One Million Dollars ($1,000,000), and (c) guarantees by a Subsidiary that is not a Borrower of Indebtedness of any other Subsidiary that is not a Borrower; and (xv) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least Five Hundred Million Dollars ($500,000,000) maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed One Million Dollars ($1,000,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or could exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances and relocation loans in the ordinary course of business; (ix) Investments in newly-formed or acquired Domestic Subsidiaries, provided that each such Domestic Subsidiary enters into a Joinder Agreement after its formation or acquisition by Borrower and executes such other documents as shall be reasonably requested by Agent in connection with the same; (x) Investments in Foreign Subsidiaries approved in advance in writing by Agent; (xi) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology (provided that such licenses may be exclusive in respects other than territory and may be exclusive as to territory only as to discreet geographical areas outside the United States and may have such other exclusivity terms as consented to in writing by Agent, which consent shall not be unreasonably withheld), the development of technology or the providing of technical support, provided that any Investments by Borrower do not exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year; (xii) Investments consisting of accounts receivable, endorsements for collection, deposits or similar Investments arising in the ordinary course of business; (xiii) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (xiv) such other Investments as are described in Borrower’s Board of Directors’ approved investment policy guidelines as approved by Agent in writing, which such Agent approval shall not be unreasonably withheld or delayed; (xv) Investments consisting of Permitted Acquisitions; (xvi) Investments in Celularity pursuant to the terms as set forth in that certain Non-Binding Term Sheet dated as of October 31, 2016 and delivered to Agent on November 1, 2016 and not to exceed Five Million Dollars ($5,000,000) for fiscal year 2016 and Twelve Million Five Hundred Thousand Dollars ($12,500,000) in the aggregate; (xvii) (a) Investments by a Borrower in another Borrower, (b) Investments by a Subsidiary that is not a Borrower in a Borrower or a Subsidiary that is not a Borrower; and (c) Investments by a Borrower in a Subsidiary that is not a Borrower not to exceed One Million Dollars ($1,000,000) in the aggregate; (xviii) Investments of a Person existing at the time such Person becomes a Subsidiary of Borrower or merges with Borrower or any Subsidiary so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or such merger, not to exceed One Million Dollars ($1,000,000) in the aggregate; and (xix) additional Investments that do not exceed One Million Dollars ($1,000,000) in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP (to the extent required thereby); (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) deposits to secure the performance of obligations (including by way deposits to secure letters of credit issued to secure the same) under commercial supply and/or manufacturing agreements, in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time, (vii) the following deposits, to the extent made in the ordinary course of business:  deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (viii) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of the definition of “Permitted Indebtedness”; (ix) Liens incurred in connection with Subordinated Indebtedness; (x) leasehold interests in leases or subleases and licenses and sublicenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xii) Liens securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to the insurance policies and all money due Borrower thereunder (including the return of premiums and dividends) and not to any other property or assets) and incurred in the ordinary course of business; (xiii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiv) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xv) (A) Liens on Cash securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness and (B) security deposits in connection with real property leases in an aggregate amount not to exceed One Million Dollars ($1,000,000) at any time; (xvi) Liens of landlords (A) arising by statute or (B) under any lease entered into in the ordinary course of business, in each case solely with respect to fixtures and movable tangible property located on the real property leased or subleased from such landlord and securing amounts that are not yet due or that are being contested in good faith by appropriate proceedings, provided that the Borrower maintains adequate reserves therefor in accordance with GAAP, and which are subordinated to the security interests of the Agent granted under this Agreement and pursuant to a landlord waiver (or, with respect to clause (A) only, under any lease for which no landlord waiver is required hereunder); (xvii) sales, transfers, licenses, sublicenses, leases, subleases or other dispositions of assets permitted by Section 7.8 and, in connection therewith, customary rights and restrictions contained in agreements relating to such transactions pending the completion thereof or during the term thereof, and any option or other agreement to sell, transfer, license, sublicense, lease, sublease or dispose of an asset permitted by Section 7.8 and (xviii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xii) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales, transfers or other dispositions of Inventory in the ordinary course of business (which, for the avoidance of doubt, shall not include any transfers or other dispositions of or from Borrower’s proprietary G-MAB library platform or any other Intellectual Property), (ii) the licenses listed on Schedule 7.8, (iii) (a) non-exclusive licenses, sublicenses and similar arrangements for the use of Intellectual Property and related assets in the ordinary course of business and other licenses and sublicenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive to territory only as to discreet geographical areas outside of the united States of America in the ordinary course of business and (b) exclusive licenses existing on the Closing Date and set forth in Schedule 1E, (iv) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business; (v) transfers expressly permitted under Sections 7.5, 7.6 and 7.7; (vi) transfers by and among the Borrower and any other Borrower or a guarantor; (vii) transfers by any Subsidiary to a Borrower or a guarantor, or if such Subsidiary is not a Borrower or a guarantor, to another Subsidiary that is not a Borrower or a guarantor; (viii) other transfers of assets (other than Intellectual Property) having a fair market value of not more One Million Dollars ($1,000,000) in the aggregate in any fiscal year; and (viii) for the avoidance of doubt, sales by Borrower of its equity securities in an Equity Event of Borrower.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date between Borrower and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Preferred Stock” means at any given time any equity security issued by Parent that has any rights, preferences or privileges senior to Parent’s Common Stock.

“Prepayment Charge” has the meaning given to it in Section 2.5.

“Publicity Materials” has the meaning given to it in Section 11.18.

“Qualified Subsidiary” means any direct or indirect Domestic Subsidiary or Eligible Foreign Subsidiary, except for Concortis, Inc., a Delaware corporation, CARgenix Holdings, LLC, a Rhode Island limited liability company, and BDL Products, Inc., a Delaware corporation.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Required Lenders” means at any time, the holders of more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of the Term Loan then outstanding.

“Rights to Payment” has the meaning given to it in Section 3.1.

“Roger Williams Litigation” means Immunomedics, Inc. v. Roger Williams Medical Center et al., Civil Action No. 2:15-cv-04526-JLL-SCM (D.N.J.), filed on September 26, 2016.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document (other than the Warrant), including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its sole discretion.

“Subsequent Financing” means the closing of any Equity Event of Borrower, any Subsidiary or any Affiliate of Borrower after the Closing Date which results in aggregate proceeds to such Person of at least Ten Million Dollars ($10,000,000).

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A.

“Term Loan” means the Tranche I Term Loan and, as applicable, the Tranche II Term Loan and the Tranche III Term Loan.

“Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) 9.25% plus the prime rate as reported in The Wall Street Journal minus 3.50% and (ii) 9.25%.

“Term Loan Maturity Date” means December 1, 2020.

“Term Note” means a Promissory Note in substantially the form of Exhibit B.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“Tranche I Term Loan” has the meaning given to it in the Recitals.

“Tranche I Term Loan Advance” has the meaning given to it in Section 2.2(a).

“Tranche II Term Loan(s)” has the meaning given to it in the Recitals.

“Tranche II Term Loan Advance” has the meaning given to it in Section 2.2(a).

“Tranche II Term Loan Advance Period” means the period commencing on the date that Borrower has achieved all Milestones in accordance with the definition thereof, through and including September 30, 2017.

“Tranche III Facility Charge” means an amount equal to one percent (1.00%) of the Tranche III Term Loans advanced under this Agreement.

“Tranche III Term Loan(s)” has the meaning given to it in the Recitals.

“Tranche III Term Loan Advance” has the meaning given to it in Section 2.2(a).

“Tranche III Term Loan Advance Period” means the period commencing on the date that Borrower has received the Committee Approval in accordance with the definition thereof, through and including June 30, 2018.

“Unrestricted Cash” means Cash held by Borrower in account(s) located in the United States of America subject to an Account Control Agreement in favor of Agent.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Wildcat Litigation” means, individually and collectively, (i) Wildcat Liquid Alpha, LLC v. Sorrento Therapeutics, Inc., C.A. No. 12254-VCMR (Del. Ch.), filed on April 25, 2016; and (ii) Wildcat Liquid Alpha LLC v. Henry Ji, William S. Marth, Kim D. Janda, Douglas Ebersole, Jaisim Shah, David H. Deming, and Sorrento Therapeutics, Inc., C.A. No. 12338-VCMR (Del. Ch.), filed on May 13, 2016.

“Warrant” means any warrant entered into in connection with the Loan, as may be amended, restated or modified from time to time.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement.  Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2.  THE LOAN

2.1[RESERVED]

2.2Term Loan.

(a)Tranche I Term Loan; Tranche II Term Loans; Tranche III Term Loans.

(i)Tranche I Term Loan.  Subject to the terms and conditions of this Agreement, Lender will severally (and not jointly) make in an amount not to exceed its respective Term Commitment, and Borrower agrees to draw, a Term Loan Advance of Fifty Million Dollars ($50,000,000) on the Closing Date (the “Tranche I Term Loan Advance”).

(ii)Tranche II Term Loan.  Subject to the terms and conditions of this Agreement and conditioned on Borrower’s achievement of the Milestones in accordance with the definition thereof, during the Tranche II Term Loan Advance Period, at Borrower’s request, Lender will severally (and not jointly), subject to all of the conditions required hereunder, make in an amount not to exceed its respective Term Loan Commitment, Tranche II Term Loans in a principal amount up to Ten Million Dollars ($10,000,000) (the “Tranche II Term Loan Advance”). The aggregate outstanding Tranche II Term Loan Advance shall not exceed the Maximum Tranche II Term Loan Amount.

(iii)Tranche III Term Loan.  Subject to the terms and conditions of this Agreement and conditioned on approval by Lender’s investment committee in its sole and unfettered discretion (the “Committee Approval”), during the Tranche III Term Loan Advance Period, at Borrower’s request, Lender may severally (and not jointly), subject to all of the conditions required hereunder, make in an amount not to exceed its respective Term Loan Commitment, Tranche III Term Loans in an amount up to Fifteen Million Dollars ($15,000,000) (the “Tranche III Term Loan Advance”). The aggregate outstanding Tranche III Term Loan Advance shall not exceed the Maximum Tranche III Term Loan Amount.

(iv)In each case, Term Loan Advances must be in minimum increments of Five Million Dollars ($5,000,000).  The aggregate outstanding Term Loan Advances shall not exceed the Maximum Term Loan Amount.

(b)Advance Request.  To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least three (3) Business Days before an Advance Date other than the Closing Date, which shall be at least one (1) Business Day) to Agent.  Lender shall fund each Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c)Interest.  The outstanding principal balance of each Term Loan Advance shall bear interest thereon from the applicable Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed.  The Term Loan Interest Rate will float and change on the day the prime rate changes from time to time.

(d)Payment.  Borrower will pay interest on the outstanding principal amount of each Term Loan Advance on the first Business Day of each month, beginning the month after the Advance Date.  Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations and any other obligations which, by their specific terms, are to survive the termination of this Agreement) are repaid, with the payments for such schedule based on their being completed on the Term Loan Maturity Date.  The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan Maturity Date.  Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to Lender under each Term Advance and (ii) out-of-pocket legal fees and costs incurred by Agent or Lender in connection with Section 11.11 of this Agreement.

2.3Maximum Interest.  Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”).  If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows:  first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4Default Interest.  In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5.00%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2(c), plus five percent (5.00%) per annum.  In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(c) or Section 2.4, as applicable.

2.5Prepayment.  At its option upon at least seven (7) Business Days prior notice to Agent, Borrower may prepay all or part of the outstanding Advances by paying all or part of the principal balance and all or part of the accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: if such Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, 3.00%; after twelve (12) months but prior to twenty four (24) months, 1.50%; and thereafter, 0.50% (each, a “Prepayment Charge”).  Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances.  Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control . Notwithstanding the foregoing, Agent and Lender agree to waive the Prepayment Charge if Agent and Lender (in their sole and absolute discretion) agree in writing to refinance the Advances prior to the Term Loan Maturity Date.  Any prepayment (other than a prepayment of all of the outstanding Advances) must be in a minimum amount of Five Million Dollars ($5,000,000).

2.6End of Term Charge.  On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their specific terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender the End of Term Amount. Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

2.7Notes.  If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.13) promptly after Borrower’s receipt of such notice a Note or Notes to evidence Lender’s Loans.

2.8Pro Rata Treatment.  Each payment (including prepayment) on account of any fee and any reduction of the Term Loan shall be made pro rata according to the Term Commitments of the relevant Lender.

2.9If Borrower has not received after the Closing Date and prior to December 31, 2016, at least Forty Three Million Two Hundred Fifty Thousand Dollars ($43,250,000) of unrestricted (including not subject to any clawback, redemption, escrow or similar contractual restriction, but excluding any restriction in favor of Agent) net cash proceeds from (a) one or more Equity Events of (x) Borrower with investors and with terms and conditions reasonably satisfactory to Agent or (y) Parent, or (b) the collection of the 2016 PIPE Notes Receivable outstanding as of the Closing Date, Borrower shall pay Agent for the benefit of the Lenders a fee equal to Two Hundred Ten Thousand Dollars ($210,000), which fee shall be due and payable on December 31, 2016 and deemed fully earned as of the date hereof.

SECTION 3.  SECURITY INTEREST

3.1As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”):  (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (which, for the avoidance of doubt, shall exclude Intellectual Property pursuant to Section 3.2); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”).  Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment.

3.2Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary (other than an Eligible Foreign Subsidiary) which shares entitle the holder thereof to vote for directors or any other matter; (b) any property, right or asset held by Borrower or any Subsidiary to the extent that a grant of a security interest therein is prohibited by applicable law or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except (A) to the extent that the terms in such contract, license, instrument or other document providing for such prohibition, breach, default or termination, or requiring such consent are not permitted under this Agreement, (B) to the extent that such applicable law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9406, 9407, 9408 or 9409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the United States Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such applicable law is no longer effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences or (C) any equity interest required to be pledged under any Loan Document; (c) Cash securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; (d) Excluded Accounts; (e) any Intellectual Property, whether now owned or hereafter acquired (other than any Rights to Payment in respect thereof), in each case only to the extent and for so long as the prohibition on such Lien or pledge is in effect under the document(s) governing such prohibition, if applicable and (f) subject to Section 5.(h)(ii) of the Pledge Agreement, the LLC Units (as defined in the Pledge Agreement).

3.3The lien and security interest created hereunder shall be promptly released (a) with respect to all Collateral upon the payment in full of all Secured Obligations in accordance with this Agreement (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), (b) with respect to Collateral that is sold or to be sold as part of or in connection with any Permitted Transfer to a Person who is not a Borrower, or (c) if otherwise approved, authorized or ratified in writing by Agent in accordance with this Agreement. Upon such release, Agent shall, upon the reasonable request and at the sole cost and expense of Borrower, assign, transfer and deliver to Borrower, against receipt and without recourse to or warranty by Agent, except as to the fact that Agent has not encumbered the released assets, such of the Collateral or any part thereof to be released as is in possession of Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof and customary documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the release of such Collateral.

SECTION 4.   CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1Initial Tranche I Term Loan Advance.  On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a)executed copies of the Loan Documents (other than the Warrant, which shall be an original), Account Control Agreements, a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;

(c)certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d)a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified could have a Material Adverse Effect;

(e)payment of the Due Diligence Fee (to the extent not already paid), the Closing Facility Charge and reimbursement of Agent’s and Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance (Agent and Lenders acknowledge that, prior to the date hereof, they have received the Due Diligence Fee to be applied in its entirety toward the payment of any non-legal transaction costs and non-legal due diligence expenses incurred by Agent and Lenders through the Closing Date);

(f)an assignment form executed in blank with respect to that certain Common Stock Purchase Warrant issued August 5, 2016 by Medovex Corporation in favor of Sorrento Therapeutics (as amended, supplemented or modified) and in the form of Exhibit B to such warrant; and

(g)such other documents as Agent may reasonably request.

4.2All Advances.  On each Advance Date:

(a)Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.2(b), duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Agent may reasonably request.

(b)The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.  For the avoidance of doubt, Borrower shall have paid the fee set forth in Section 2.9 if and as required.

(d)With respect to any Tranche III Term Loan Advance, Borrower shall have paid to Lender the Tranche III Facility Charge, which amount may be deducted from such Tranche III Term Loan Advance.

(e)Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3[RESERVED]

4.4No Default.  As of the Closing Date and each Advance Date, (i) no fact or condition exists that could (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1Corporate Status.  Borrower is duly organized, legally existing and in good standing under the laws of its jurisdiction of incorporation or formation, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect.  Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2Collateral.  Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens.  Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations .

5.3Consents.  Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any material contract or material agreement or require the consent or approval of any other Person which has not already been obtained.  The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4Material Adverse Effect.  No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.  Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5Actions Before Governmental Authorities.  There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, that is reasonably expected to result in a Material Adverse Effect.

5.6Laws.  Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect.  Borrower is not in default in any manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound.  Borrower, its Affiliates and, to the knowledge of Borrower and its Affiliates, any agent or other party acting on behalf of Borrower or its Affiliates are in compliance with all applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations, and none of the funds to be provided under this Agreement will be used, directly or indirectly, for any activities in violation of such laws and regulations.

5.7Information Correct and Current.  No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections will be realized, and that actual results may differ).

5.8Tax Matters.  Except as described on Schedule 5.8 and except those being contested in good faith with adequate reserves under GAAP, (a) Borrower has filed all material federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all material taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any material tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9Intellectual Property Claims.  Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to Borrower’s business.  Except as described on Schedule 5.9, to the best of Borrower’s knowledge, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered

Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10Intellectual Property.  Except as described on Schedule 5.10, Borrower has all material rights with respect to Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower.  Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, except for Intellectual Property subject to Licenses to the extent such Licenses constitute Permitted Transfers of the type described in clause (iii) of the definition thereof and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where Borrower is the licensee or lessee.

5.11Borrower Products.  Except as described on Schedule 5.11, no material Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened in writing litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products.  Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any material Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim.  Neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others in any material respect.

5.12Financial Accounts.  Exhibit E, as may be updated by Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit

Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13Employee Loans.  Except for Permitted Investments of the type described in clauses (i), (vii) or (viii) of the definition thereof, Borrower has no outstanding loans to any employee, officer or director of Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of Borrower by a third party.

5.14Capitalization and Subsidiaries.  Each privately-held Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments.  Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

5.15Foreign Subsidiary Voting Rights. No decision or action in any governing document of any Foreign Subsidiary (other than an Eligible Foreign Subsidiary) requires a vote of greater than 50.1% of the equity interests or voting rights of such Foreign Subsidiary.

SECTION 6.  INSURANCE; INDEMNIFICATION

6.1Coverage.  Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business.  Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3.  Borrower must maintain a minimum of Two Million Dollars ($2,000,000) of commercial general liability insurance for each occurrence.  Borrower has and agrees to maintain a minimum of Two Million Dollars ($2,000,000) of directors’ and officers’ insurance for each occurrence and Five Million Dollars ($5,000,000) in the aggregate.  So long as there are any Secured Obligations outstanding (other than inchoate indemnity obligations and any other obligations which, by their specific terms, are to survive the termination of this Agreement), Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.  Borrower shall deliver to Agent copies of all insurance policy binders with respect to the insurance policies required under this Section 6.

6.2Certificates.  Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2.  Borrower’s insurance certificate shall state Agent (shown as “Hercules Capital, Inc.”, as Agent”) is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer.  Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance.  All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient). Borrower shall promptly notify Agent of any other policy changes materially adverse to Agent’s interests.  Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved.

6.3Indemnity.  Borrower agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting  from any Indemnified Person’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting solely from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.  In no event shall Borrower or any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement.

SECTION 7.  COVENANTS OF BORROWER

Each Borrower agrees as follows:

7.1Financial Reports.  Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)as soon as practicable (and in any event within 45 days) after the end of each month, (i) if Parent’s market capitalization is at least Three Hundred Million Dollars ($300,000,000), an unaudited interim and year-to-date balance sheet as of the end of such month (prepared on a consolidating basis) or (ii) if Parent’s market capitalization is less than Three Hundred Million Dollars ($300,000,000), unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, in each case in the form reviewed by management, accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)within forty five (45) days after the end of each of the first three (3) calendar quarters in each fiscal year, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments to the extent required by Form 10-Q; as well as the most recent capitalization table for Borrower, including the weighted average exercise price of employee stock options;

(c)within ninety (90) days after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any management report from such accountants;

(d) within forty five (45) days after the end of each month, a Compliance Certificate in the form of Exhibit F;

(e)promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Parent has made available to holders of its Preferred Stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the SEC or any governmental authority that may be substituted therefor, or any national securities exchange;

(f)promptly following each meeting of Borrower’s Board of Directors, copies of all presentation materials that Borrower provides to its directors in connection with meetings of the Board of Directors shall be made available for inspection by Agent at Borrower’s premises at reasonable times and upon reasonable notice, provided that in all cases Borrower may exclude any information or materials related to executive compensation, executive sessions, debt refinancings, confidential information, any attorney-client privileged information and any information that would raise a conflict of interest with Agent or Lenders;

(g)promptly following receipt thereof by Borrower, copies of any material reports, plans and other statements or documents provided by NantCell, Inc.;

(h)annual financial and business projections within ten (10) days after their approval by Borrower’s Board of Directors, and in any event, within thirty (30) days after the end of Borrower’s fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Agent.

Borrower shall not (without the consent of Agent, such consent not to be unreasonably withheld or delayed) make any change in its accounting policies or reporting practices, except as required by GAAP, the SEC the PCAOB or other applicable regulatory requirements.

Notwithstanding anything to the contrary in this Section 7.1, Borrower shall not be required to deliver any financial statements to the Agent under clauses (a), (b), (c) or (e) above with respect to any period for which it timely files such reports in the period required above with the SEC; provided that such report is publicly available on the SEC’s website (or a similar website) within the time periods permitted by this Section 7.1 and Borrower promptly notifies Agent in writing (which may be by electronic mail) of the posting of any such documents. To the extent any documents required to be delivered pursuant to the terms hereof are included in materials otherwise filed with the SEC, Borrower may deliver such documents by e-mailing to Agent a link to the applicable filing posted on the SEC website currently located at www.sec.gov.

The executed Compliance Certificate may be sent via email to Agent at legal@herculestech.com and lmcguire@htgc.com.  All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com and lmcguire@htgc.com with a copy to legal@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: (650) 473-9194, attention Chief Credit Officer.

7.2Management Rights.  Borrower shall permit any representative that Agent or Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than twice per fiscal year.  In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records.  In addition, Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower.  Such consultations shall not unreasonably interfere with Borrower’s business operations.  The parties intend that the rights granted Agent and Lender shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over Borrower’s management or policies.

7.3Further Assurances.  Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Agent’s Lien on the Collateral, subject to Permitted Liens.  Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby.  In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property”

of Borrower in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower.  Borrower shall protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4Indebtedness.  Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness (other than Secured Obligations) or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) purchase money Indebtedness pursuant to its then applicable payment schedule, (c) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower or (d) as otherwise permitted hereunder or approved in writing by Agent.

7.5Collateral.  Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property.  Borrower shall not agree with any Person other than Agent or Lender not to encumber its property other than such negative pledges that relate solely to the asset or assets subject to a Permitted Lien or that relate solely to in-bound license agreements that by their terms expressly prohibit assignment of the related license(s) by Borrower. Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its Intellectual Property, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) customary restrictions on the assignment of leases, licenses and other agreements. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens, provided however, that there shall be no Liens whatsoever on Intellectual Property), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets.

7.6Investments.  Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7Distributions.  Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than (i) pursuant to employee, director or consultant stock purchase or repurchase plans or other similar agreements; provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, and (ii) the conversion of any of its convertible equity securities into other securities pursuant to the terms of such convertible securities and without any cash payments except cash in lieu of fractional shares paid in the ordinary course of business, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate.

7.8Transfers.  Except for Permitted Transfers and pursuant to customary equity incentive plans in the ordinary course of business, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets (including, without limitation, any equity interests in other entities held by any Borrower or any Subsidiary of Borrower that would result in a Change in Control).

7.9Mergers or Acquisitions.  Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower, (b) a Borrower into another Borrower) or (c) acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except for Permitted Acquisitions and as permitted by Section 7.6.

7.10Taxes.  Borrower and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Agent, Lender (to the extent assessed in connection with any Loan Document, but excluding taxes on Lender’s net income) or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom.  Borrower shall file on or before the due date therefor all material personal property tax returns in respect of the Collateral.  Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.11Corporate Changes.  Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent.  Neither Borrower nor any Qualified Subsidiary shall suffer a Change in Control unless and until the Secured Obligations (other than inchoate indemnity obligations) are repaid, including any applicable Prepayment Charge and the End of Term Charge in accordance with Sections 2.5 and 2.6. Neither Borrower nor any Qualified Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to

Agent; and (ii) such relocation shall be within the continental United States of America.  Neither Borrower nor any Qualified Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to One Million Dollars ($1,000,000) in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States of America and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.

7.12Deposit Accounts.  Neither Borrower nor any Qualified Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except (i) Excluded Accounts  and (ii) with respect to which Agent has an Account Control Agreement.

7.13Subsidiaries.  Borrower shall notify Agent of each Subsidiary formed or acquired subsequent to the Closing Date and, within fifteen (15) days of formation, shall cause any such Qualified Subsidiary to execute and deliver to Agent a Joinder Agreement.

7.14Use of Proceeds.  Borrower agrees that the proceeds of the Term Loans shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes.

7.15Notification of Event of Default.  Borrower shall notify Agent promptly upon the occurrence of any Event of Default.

7.16Parent and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each such period:

Period	Maximum Capital Expenditures per Period
fiscal year 2017	$12,500,000
fiscal year 2018 and each fiscal year thereafter	$10,000,000

7.17Foreign Subsidiary Voting Rights. Borrower shall not, and shall not permit any Subsidiary, to amend or modify any governing document of any Foreign Subsidiary of Borrower (other than an Eligible Foreign Subsidiary) the effect of which is to require a vote of greater than 50.1% of the equity interests or voting rights of such entity for any decision or action of such entity.

7.18Limited Subsidiaries. Borrower agrees that the entities set forth on Schedule 7.18 shall collectively have no assets in excess of One Million Dollars ($1,000,000) and none shall incur any liabilities, and (b) any Subsidiary that is or becomes a Qualified Subsidiary shall enter into a Joinder Agreement within 15 days and become a co-borrower under this Agreement.

7.19Ownership Interests.  Borrower shall not, and shall not permit any Subsidiary to, suffer a Change in Control.  Any Cash held by any entity in which Borrower has full or partial ownership rights that is consolidated, dissolved or sold, in each case, as permitted hereunder, shall be distributed to Sorrento Therapeutics, Inc. within five (5) Business Days, in an amount equal to the Cash amount multiplied by the applicable Change in Control Percentage.

7.20Fundraising Requirements.  Borrower shall achieve the 2016 Year-End Fundraising Requirement prior to […***…], and Borrower shall achieve the 2017 Q1 Fundraising Requirement prior to […***…].

7.21Minimum Cash. At all times prior to achievement of both the Corporate Milestone and the Fundraising Milestone, Borrower shall maintain Unrestricted Cash in an amount greater than or equal to […***…].  Borrower shall provide Agent evidence of compliance with the financial covenants under this Section 7.21 in each Compliance Certificate and upon request in form and substance reasonably acceptable to Agent and supporting documentation reasonably requested by Agent, including certification of such compliance by the Chief Executive Officer or Chief Financial Officer of Borrower.

7.22Post-Closing Obligations. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Closing Date, Borrower shall deliver to Agent (a) fully executed copies of each Account Control Agreement with Silicon Valley Bank in form and substance satisfactory to Agent within three (3) Business Days after the Closing Date, (b) full copies of all directors and officers insurance policies within thirty (30) days after the Closing Date, (c) fully executed copies of landlord waivers with respect to Borrower’s leased locations at 8395 Camino Santa Fe, San Diego, CA 92121 and  9380 Judicial Drive, San Diego CA 92121, each in form and substance satisfactory to Agent within ten (10) Business Days after the Closing Date and (d) insurance endorsements as required pursuant to Section 6.2 within thirty (30) days after the Closing Date .

SECTION 8.  RIGHT TO invest

8.1Lender or its assignee or nominee shall have the right, in its discretion, to participate in the Subsequent Financing in an amount of up to One Million Five Hundred Thousand Dollars ($1,500,000) on the same terms, conditions and pricing afforded to others participating in the Subsequent Financing. This Section 8.1, and all rights and obligations hereunder, shall survive for so long this Agreement remains in effect.

SECTION 9.  EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1Payments.  Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the applicable due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or Lender or Borrower’s bank if Borrower had the funds to make the

*Confidential Treatment Requested

payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2Covenants.  Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and Lender, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.15, 7.16, 7.17, 7.18, 7.19, 7.20, 7.21 and 7.22), any other Loan Document (other than under Section 5.(h) of the Pledge Agreement) or any other agreement among Borrower, Agent and Lender, such default continues for more than ten (10) days after the earlier of the date on which (i) Agent or Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.15, 7.16, 7.17, 7.18, 7.19, 7.20, 7.21 and 7.22 of this Agreement and Section 5.(h) of the Pledge Agreement, the occurrence of such default; or

9.3Material Adverse Effect.  A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect;

9.4Representations.  Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5Insolvency.  Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.6Attachments; Judgments; Settlement.  Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has been accepted by such insurance carrier), individually or in the aggregate, of at least One Million Two Hundred Fifty Thousand Dollars ($1,250,000), and such judgment remains unsatisfied, unvacated, or unstayed for a period of twenty (20) days after the entry thereof, or Borrower is enjoined or in any way prevented by court order from conducting any material part of its business or a settlement or similar agreement is entered into with respect to the Wildcat Litigation or the Roger Williams Litigation requiring the payment by Borrower of greater than the respective amounts set forth in Schedule 9.6; or

9.7Other Obligations.  The occurrence of any default (after giving effect to any grace or cure period) under any agreement or obligation of Borrower involving any Indebtedness in excess of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), which has resulted in a right by a third party, whether or not exercised, to accelerate the maturity of such Indebtedness.

9.8[RESERVED]

SECTION 10.  REMEDIES

10.1General.  Upon and during the continuance of any one or more Events of Default, (i) Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account.  Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral.  All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2Collection; Foreclosure.  Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the direction of the Required Lenders shall, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect.  Any such sale may be made either at public or private sale at its place of business or elsewhere.  Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower.

Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower.  The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations and any other obligations which, by their specific terms, are to survive the termination of this Agreement), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3No Waiver.  Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4Cumulative Remedies.  The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative.  The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11.  MISCELLANEOUS

11.1Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2Notice.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)If to Agent:

HERCULES CAPITAL, INC.
Legal Department
Attention:  Chief Legal Officer and Lake McGuire
400 Hamilton Avenue, Suite 310
Palo Alto, CA  94301
email: legal@herculestech.com; lmcguire@htgc.com
Telephone:  650-289-3060

(b)If to Lender:

HERCULES CAPITAL, INC.
Legal Department
Attention:  Chief Legal Officer and Lake McGuire
400 Hamilton Avenue, Suite 310
Palo Alto, CA  94301
email: legal@herculestech.com; lmcguire@htgc.com
Telephone:  650-289-3060

(c)If to Borrower:

Sorrento Therapeutics, Inc.

Attention:  Kevin Herde
9380 Judicial Drive,

San Diego, CA  92121

email:  kherde@sorrentotherapeutics.com
Telephone:  858-210-3736

or to such other address as each party may designate for itself by like notice.

11.3Entire Agreement; Amendments.

(a)This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s proposal letter dated October 11, 2016).

(b)Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b).  The Required Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders, Agent and Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder) or extend the scheduled date of any payment thereof, or increase the amount, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Borrower from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.17 without the written consent of the Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, the Lender, the Agent and all future holders of the Loans.

11.4No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5No Waiver.  The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers.  No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6Survival.  All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lender and shall survive the execution and delivery of this Agreement. Sections 6.3 and 8.1 shall survive the termination of this Agreement.

11.7Successors and Assigns.  The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any).  Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect.  Agent and Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns; provided that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower (as reasonably determined by Agent), it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed.

11.8Governing Law.  This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lender in the State of California, and shall have been accepted by Agent and Lender in the State of California.  Payment to Agent and Lender by Borrower of the Secured Obligations is due in the State of California.  This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9Consent to Jurisdiction and Venue.  All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California.  By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents.  Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10Mutual Waiver of Jury Trial / Judicial Reference.

(a)Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH OF BORROWER, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY,

“CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER.  This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and Lender; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b)If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Santa Clara County, California.  Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11Professional Fees.  Borrower promises to pay Agent’s and Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Agent and Lender after the Closing Date in connection with or related to:  (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof, in each case that constitutes a Liability for which Borrower is obligated to indemnify an Indemnified Person under Section 6.3; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12Confidentiality.  Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”).  Accordingly, Agent and Lender agree that any Confidential Information it may obtain  shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lender may disclose any such information:  (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Agent or

Lender in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public through no fault of Agent or Lender; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents.

11.13 Assignment of Rights.  Borrower acknowledges and understands that Agent or Lender may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”).  After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given.  No such assignment by Agent or Lender shall relieve Borrower of any of its obligations hereunder.  Lender agrees that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14Revival of Secured Obligations.  This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender.  The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lender in Cash.

11.15Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16No Third Party Beneficiaries.  No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lender and Borrower.

11.17Agency.

(a)Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)Lender  agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Loan Commitments) in effect on the date on which indemnification is sought under this Section 11.17, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(c)Agent in Its Individual Capacity.  The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d)Exculpatory Provisions.  The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Agent shall not:

(i)be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii)have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Lender, provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.

(e)The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lender or as Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f)The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

(g)Reliance by Agent.  Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties.  In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of the Loan Agreement or any of the other Loan Documents.  Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith.  Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction.  Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement, the Loan Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

11.18Publicity.  None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party's name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “ Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.12.

11.19Multiple Borrowers.

(a)

Borrower’s Agent. Each Borrower hereby irrevocably appoints Sorrento Therapeutics, Inc. as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loan and receiving account statements and other notices and communications to Borrowers (or any of them) from Agent or any Lender. The Agent may rely, and shall be fully protected in relying, on any request for the Term Loan, disbursement instruction, report, information or any other notice or communication made or given by the Company, whether in its own name or on behalf of one or more of the other Borrowers, and Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers’ obligations hereunder be affected thereby.

(b)

Waivers.  Each Borrower hereby waives:  (i) any right to require Agent to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with Agent or any Indebtedness of Agent or any Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy Agent or any Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of Agent or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other person or any Secured Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding.  Until all of the Secured Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of all of the Secured Obligations.  If any claim is ever made upon Agent for repayment or recovery of any amount or amounts received by Agent in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Agent or any of its property, or by reason of any settlement or compromise of any such claim effected by Agent with any such claimant (including without limitation any other Borrower), then and in any such event, each Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Borrower shall be and remain liable to Agent and the Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement.  Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which any Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

(c)

Consents.  Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, Agent may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion:  (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured Obligations, or on which Agent at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as Agent determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable.  Each Borrower consents and agrees that Agent shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Secured Obligations.  Each Borrower further consents and agrees that Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Secured Obligations.  Without limiting the generality of the foregoing, Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.

(d)

Independent Liability.  Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Agent. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Borrower is not relying in any manner upon any representation or statement of Agent or any Lender with respect thereto.  Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting Agent to furnish to it any information now or hereafter in Agent’s possession concerning the same or any other matter.

(e)

Subordination.  All Indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Secured Obligations and Borrower holding the Indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination.

(SIGNATURES TO FOLLOW)

In Witness Whereof, Borrower, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

SORRENTO THERAPEUTICS, INC.

Signature:	/s/ Henry Ji, Ph.D.
Print Name:	Henry Ji, Ph.D.
Title:	President and Chief Executive Officer

CONCORTIS BIOSYSTEMS, CORP.

Signature:	/s/ Henry Ji, Ph.D.
Print Name:	Henry Ji, Ph.D.
Title:	President and Chief Executive Officer

ARK ANIMAL HEALTH, INC.

Signature:	/s/ Henry Ji, Ph.D.
Print Name:	Henry Ji, Ph.D.
Title:	President and Chief Executive Officer

SORRENTO BIOLOGICS, INC.

Signature:	/s/ Henry Ji, Ph.D.
Print Name:	Henry Ji, Ph.D.
Title:	President and Chief Executive Officer

[Signature Pages to Loan and Security Agreement (Sorrento-Hercules)]

TNK THERAPEUTICS, INC.

Signature:	/s/ Henry Ji, Ph.D.
Print Name:	Henry Ji, Ph.D.
Title:	President and Chief Executive Officer

SCINTILLA PHARMACEUTICALS, INC.

Signature:	/s/ Henry Ji, Ph.D.
Print Name:	Henry Ji, Ph.D.
Title:	President and Chief Executive Officer

LA CELL, INC.

Signature:	/s/ Henry Ji, Ph.D.
Print Name:	Henry Ji, Ph.D.
Title:	Chief Executive Officer

SINIWEST HOLDING CORP.

Signature:	/s/ Henry Ji, Ph.D.
Print Name:	Henry Ji, Ph.D.
Title:	President

[Signature Pages to Loan and Security Agreement (Sorrento-Hercules)]

LEVENA BIOPHARMA US, INC.

Signature:	/s/ Henry Ji, Ph.D.
Print Name:	Henry Ji, Ph.D.
Title:	President and Chief Executive Officer

SORRENTO BIOSERVICES, INC.

Signature:	/s/ Henry Ji, Ph.D.
Print Name:	Henry Ji, Ph.D.
Title:	President

SCILEX PHARMACEUTICALS INC.

Signature:	/s/ Henry Ji, Ph.D.
Print Name:	Henry Ji, Ph.D.
Title:	Chief Executive Officer

[Signature Pages to Loan and Security Agreement (Sorrento-Hercules)]

Accepted in Palo Alto, California:

AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ Jennifer Choe
Print Name:	Jennifer Choe
Title:	Assistant General Counsel

LENDER:

HERCULES CAPITAL, INC.

Signature:	/s/ Jennifer Choe
Print Name:	Jennifer Choe
Title:	Assistant General Counsel

[Signature Pages to Loan and Security Agreement (Sorrento-Hercules)]